Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus dated August 19, 2026 included in this Post-Effective Amendment No. 1 to the Registration Statement (Form N-14, File No. 333-297370) of Voya Mutual Funds.

We also consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated February 28, 2026, and each included in Post-Effective Amendment No. 232 to the Registration Statement (Form N-1A, File No. 033-56094) of Voya Mutual Funds, and each incorporated by reference into the Proxy Statement/Prospectus and Statement of Additional Information included in this Registration Statement.

We consent to the incorporation by reference of our reports dated April 22, 2026, with respect to the financial statements and financial highlights of Voya Asia Pacific High Dividend Equity Income Fund and Voya Emerging Markets High Dividend Equity Fund and our report dated December 19, 2025, with respect to the financial statements and financial highlights of Voya Multi-Manager Emerging Markets Equity Fund (one of the funds constituting Voya Mutual Funds) included in the Annual Report to Shareholders (Form N-CSR) for the years ended February 28, 2026, and October 31, 2025, respectively, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 19, 2026